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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
NEORX CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NeoRx Corporation

Notice of 2003 Annual Meeting of Shareholders

TO THE SHAREHOLDERS:

        The 2003 Annual Meeting of Shareholders of NeoRx Corporation will be held at the Elliott Grand Hyatt Hotel, 721 Pine Street, Seattle, Washington 98101, on Friday, May 9, 2003, at 9:00 a.m., for the following purposes:

  1.
  To elect six members to the Company's Board of Directors, and

  2.
  To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

        Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the annual meeting. The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, is necessary to constitute a quorum. To ensure representation at the annual meeting, you are urged to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope.

        The record date for determining shareholders entitled to notice of, and to vote at, the annual meeting is the close of business on March 14, 2003.

By Order of the Board of Directors

Douglass B. Given Chief Executive Officer and President

April 4, 2003
Seattle, Washington

  YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

NEORX CORPORATION
PROXY STATEMENT

General

        This proxy statement is furnished in connection with the solicitation by the Board of Directors of NeoRx Corporation of proxies in the accompanying form for use at the annual meeting of shareholders to be held on Friday, May 9, 2003, and any adjournment or postponement thereof. The annual meeting will be held at 9:00 a.m. at the Elliott Grand Hyatt Hotel, 721 Pine Street, Seattle, Washington 98101.

        Our principal office is located at 300 Elliott Avenue West, Suite 500, Seattle, Washington 98119. The approximate date of mailing this proxy statement and the accompanying proxy card is April 4, 2003.

Voting Securities

        Only shares of our common stock outstanding at the close of business on March 14, 2003, the record date for determining shareholders, are entitled to receive notice of, and to vote, at the annual meeting. At the record date, there were 26,845,082 shares of common stock outstanding. Each shareholder is entitled to one vote for each share of common stock held of record in such person's name on the record date. Under Washington law and the Company's Articles of Incorporation, a quorum consisting of a majority of the shares entitled to vote must be represented in person or by proxy for the transaction of business at the annual meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum.

        Each shareholder has the right to cumulate his or her votes and cast as many votes as are equal to the number of Directors to be elected multiplied by the number of such shareholder's shares. These votes may be cast for one nominee or distributed among as many nominees as the shareholder desires. If a shareholder wishes to cumulate his or her votes, he or she should multiply his or her shares by the number of Directors to be elected (deriving a cumulative total) and then write the number of votes for each Director next to each Director's name on the proxy card. The total votes cast in this manner may not exceed the cumulative total. If a shareholder does not wish to cumulate votes for Directors, he or she should indicate the vote for or against each nominee, as provided on the proxy card. On all other matters, each share of common stock entitles its holder to one vote on each matter to be acted upon at the annual meeting.

        Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the annual meeting, the six nominees for election as Directors who receive the greatest number of votes cast for the election of Directors by the shares present, in person or represented by proxy, and entitled to vote at the annual meeting will be elected Directors. Abstentions will not be counted either in favor of or against the election of the nominees.

        Brokers who hold shares for the account of their clients may vote their clients' proxies in the brokers' own discretion as to the election of Directors, if the clients have not furnished voting instructions prior to the annual meeting.

        Proxies solicited by the Board of Directors will be voted in favor of the six Director nominees unless shareholders direct otherwise in their proxies. The proxy cards also confer discretionary authority to the persons named in the proxy to vote the shares on any matter that was not known as of the date of this proxy statement, but that may be properly presented for action at the annual meeting.

        YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Revocation

        A shareholder may revoke a proxy at any time before its exercise by written notice to the Company's Corporate Secretary, timely delivery of a valid, later-dated proxy or by voting in person at the annual meeting.

Expenses of Solicitation

        The Company has retained Mackenzie Partners, Inc., 105 Madison Avenue, 14 Floor New York, NY 10016, to help solicit proxies. The Company will pay the cost of their services, which is estimated at approximately $8,000 plus expenses. Proxies will be solicited by personal interview, mail and telephone. In addition, the Company may reimburse brokerage firms and other persons who represent beneficial owners of common stock for their expenses in forwarding solicitation materials to beneficial owners. Certain of the Company's directors, officers and regular employees, may also solicit proxies, personally or by telephone or facsimile, without additional compensation.

ELECTION OF DIRECTORS (PROPOSAL 1)

Nominees for Director

        Six Directors are to be elected by the holders of common stock at the annual meeting. These Directors will serve one-year terms that will expire at the 2004 annual meeting of shareholders, or until their successors have been elected and qualified. Unless a shareholder withholds his or her vote, each proxy will be voted for the election of the following nominees:

        DOUGLASS B. GIVEN, MD, PhD, age 51, was appointed President, Chief Executive Officer and a Director of the Company in July 2001. Dr. Given has been an Executive-in-Residence at Bay City Capital LLC ("BCC"), a merchant bank providing advisory services and investing in life science companies since November 2000. Dr. Given served as a consultant to the Company from November 2000 to July 2001. He was formerly Corporate Senior Vice President and Chief Technology Officer of Mallinckrodt, Inc. from August 1999 to October 2000. From January 1993 to July 1999, Dr. Given served as Chief Executive Officer and a director of Progenitor, Inc. and Mercator Genetics, Inc. He has held positions as Vice President of Schering Plough Research Institute; Vice President of Monsanto / GD Searle Research Laboratories and Medical Advisor to Lilly Research Laboratories. Dr. Given holds an MD and a PhD from the University of Chicago, and an MBA from the Wharton School of Business, University of Pennsylvania. He is on the Advisory Council to the University of Chicago for Biological Sciences.

        JACK L. BOWMAN, age 70, has been Chairman of the Board of Directors and Executive Chairman of the Company since March 2003. Mr. Bowman served as a Director from January 1994 to March 2003. Mr. Bowman was Company Group Chairman of Johnson & Johnson, a multinational pharmaceutical company, from 1987 until his retirement in 1993. Mr. Bowman is a director of Cell Therapeutics, Inc., Celgene Corp., Targeted Genetics Corporation, Cellegy Pharmaceuticals, Inc. and Reliant Pharmaceutical LLC, each of which is a biotechnology company. Mr. Bowman also serves as an advisor to BCC. He holds a BEd degree from Western Washington University.

        FREDERICK B. CRAVES, PhD, age 57, has been the Company's Vice Chairman of the Board of Directors since March 2003. Dr. Craves served as Chairman of the Board of Directors from July 1993 to March 2003. In June 1997, Dr. Craves co-founded BCC and has served as Managing Director of BCC since its inception. Dr. Craves has founded two additional investment companies. In 1996, he founded the Craves Group LLC and in 1994, he co-founded Burrill & Craves. He was also the founding Chairman of the Board and Chief Executive Officer of Codon and the co-founder of Creative Biomolecules, Inc. Currently, Dr. Craves is Chairman of the Board of BCC. He is a member of the board of directors of Epoch BioSciences, Inc., Incyte Genomics, and Medarex, Inc., and is Vice

Chairman of Reliant Pharmaceuticals LLC. Dr. Craves received a PhD in Pharmacology and Toxicology from the University of California, San Francisco.

        EDGAR ROLLAND DICKSON, MD, age 69, has been a Director since May 1998. Dr. Dickson is Emeritus Mary Lowell Leary Professor of Medicine at Mayo Medical School/Mayo Clinic and Emeritus Medical Director of Development at the Mayo Foundation where he has served since 1993. In 1999, Dr. Dickson was appointed to the Board of Trustees of the Mayo Foundation. Dr. Dickson received his MD degree from The Ohio State University.

        CARL S. GOLDFISCHER, MD, age 44, has been a Director since March 2000. He has been Managing Director of BCC since January 2000 and serves on its Board of Directors and Executive Committee. He joined BCC as an Executive-in-Residence in December 2000. Dr. Goldfischer was the Vice President, Finance and Chief Financial Officer of ImClone Systems, Inc. from May 1996 to July 2000. From June 1994 until May 1996, Dr. Goldfischer served as a healthcare analyst with Reliance Insurance Company. Dr. Goldfischer is a director of Diametics Medical Inc., a biotechnology company. Dr. Goldfischer is also a director of Sarah Lawrence College. Dr. Goldfischer received his MD degree from Albert Einstein College of Medicine in 1988, and served as a resident in radiation oncology at Montefiore Hospital of the Albert Einstein College of Medicine until 1991.

        ALAN A. STEIGROD, age 65, has been a Director since May 1998. Since 1996, Mr. Steigrod has served as Managing Director of Newport HealthCare Ventures, which provides consulting services to the biopharmaceutical industry. From March 1993 to November 1995, he served as President and Chief Executive Officer of Cortex Pharmaceuticals, Inc., a development stage neuroscience company. Mr. Steigrod is a director of Cellegy Pharmaceuticals, Inc., Lorus Therapeutics, Inc. and Sepracor, Inc., all biotechnology companies.

        It is intended that votes will be cast pursuant to the enclosed proxy card for the election as Directors of the foregoing nominees. All nominees consented to serve as Directors. If any nominee shall not be a candidate for election as a Director at the annual meeting, the proxy holders will have the discretionary authority under the proxy to vote for the substitute nominee recommended by the existing Directors. The Company presently knows of no circumstance that would render any of the named nominees unavailable.

        Pursuant to the Company's Restated Bylaws, shareholders seeking to nominate other candidates for election to the Board of Directors at the annual meeting must give written notice to the Company's Corporate Secretary not less than 60 days nor more than 90 days before the annual meeting. Such notice must contain certain information as to the shareholder giving the notice and each proposed nominee, including information required under the Company's Restated Bylaws and the federal proxy rules. If less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given, notice by the shareholder must be given not later than the tenth day following the earlier of the mailing of notice of the annual meeting or the date public disclosure of the annual meeting was made. The Company's Restated Bylaws provide that no person shall be elected a Director of the Company unless nominated in accordance with the Restated Bylaws. As of the date of this Proxy Statement, the Company has not received any Director nominations by shareholders.

        The Board of Directors met six times and held an additional seven telephone board meetings during the year ended December 31, 2002. Each Board member attended at least 75% or more of the aggregate number of the meetings of the Board and the committees on which he served.

Board of Directors Recommendation

        The Board of Directors unanimously recommends a vote "FOR" each of the Director nominees.

Compensation of Directors

        The Company pays Directors who are not employees of the Company a semi-annual fee of $4,000 for service on the Board of Directors, together with a fee of $1,500 for each face-to-face Board meeting. In 2002, a policy of additional payments to non-employee Directors for the attendance of committee meetings was implemented. Payments of $500 are made to non-employee Directors for the attendance of committee meetings that last less than one hour and payments of $1,000 are made for the attendance of committee meetings that last more than one hour. Payment for attendance at telephone board meetings is $500 for up to one hour, $1,000 for one to two hours and $1,500 for more than two hours. Non-employee Directors also receive stock option grants under the Company's 1991 Stock Option Plan for Non-Employee Directors (the "Directors Plan") or the Company's Restated 1994 Stock Option Plan (the "1994 Plan"). Each new non-employee Director, upon election or appointment to the Board of Directors, receives an initial option to purchase 20,000 shares of Common Stock under the 1994 Plan at an exercise price equal to the fair market value per share of Common Stock on the grant date. In addition, each non-employee Director automatically receives an annual option grant to purchase 10,000 shares of common stock following each annual meeting of shareholders at an exercise price equal to the fair market value per share of common stock on the grant date, provided that a non-employee Director who has received the initial option grant for 20,000 shares of common stock within five months prior to any such annual meeting of shareholders, does not receive the annual grant for such annual meeting. The options granted as of each annual meeting of shareholders become exercisable in two equal installments over the next two years.

        In May 2002, each non-employee Director received the annual option grant to purchase 10,000 shares following his election to the Board of Directors. Each non-employee Director also received an additional grant of an option to purchase 10,000 shares under the 1994 Plan in May 2002.

Committees of the Board

        The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

        The Audit Committee is currently comprised of Mr. Steigrod, Dr. Dickson and Dr. Goldfischer. In March of 2003, Dr. Goldfischer replaced Mr. Bowman as a member of the Audit Committee upon Mr. Bowman's appointment to the management position of Executive Chairman of the Company. Mr. Bowman served on the Audit Committee during fiscal year 2002. The Audit Committee reviews the preparation and audit of the Company's accounts, considers the engagement of independent public accountants for the ensuing year and the terms of such engagement, reviews the scope of the audit proposed by such accountants, and receives and reviews the audit reports. The Audit Committee convened three times and held an additional three telephone meetings during the year ended December 31, 2002.

        The Compensation Committee is comprised of Messrs. Steigrod and Bowman. The Compensation Committee recommends to the Board of Directors the salary and certain terms of employment of the Company's officers and administers the Company's Restated 1994 Stock Option Plan and the grants of options there under. The Compensation Committee convened four times and held one additional telephone meeting during the year ended December 31, 2002.

        The Board of Directors created the Nominating Committee in May 2002. The Nominating Committee is comprised of Mr. Craves and Mr. Bowman. The Nominating Committee makes recommendations to the Board of Directors regarding candidates to fill vacancies on, or to be elected to, the Board of Directors. The Nominating Committee also recommends candidates for election as Chief Executive Officer and other corporate officers and succession planning for senior management. The Nominating Committee did not hold any meetings during the year ended December 31, 2002. The

Nominating Committee met on January 30, 2003, to recommend to the Board of Directors the six nominees named in this proxy statement for election to the Board of Directors at the annual meeting.

Report of the Audit Committee

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Board of Directors has adopted a written Audit Committee Charter, which was reviewed and ratified in 2002. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with the management of the Company. All members of the Audit Committee are independent, as defined by Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Accounting Standards No. 61. The Audit Committee also has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants the accountants' independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

AUDIT COMMITTEE

Mr. Alan Steigrod, Committee Chair
Dr. E. Rolland Dickson
Dr. Carl S. Goldfischer

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership, as of February 28, 2003, of the common stock by (a) each person known by the Board of Directors to beneficially own more than 5% of the outstanding common stock, (b) each Director and nominee for Director, (c) the Company's Chief Executive Officer and each executive officer named in the Summary Compensation Table, and (d) all executive officers and Directors as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to the shares.

Name	Number of Shares Beneficially Owned and Nature of Beneficial Ownership	Percentage of Common Stock (%)
The Bay City Capital Fund I, LP(1) 750 Battery Street, Suite 600 San Francisco, California 94111	2,365,200	8.81
Douglass B. Given(2)	450,000	1.68
Richard L. Anderson(3)	558,377	2.08
Karen Auditore-Hargreaves(4)	182,610	*
Becky J. Bottino(5)	201,194	*
Jack L. Bowman(6)	109,500	*
Fred B. Craves(1)	2,800,200	10.43
Richard G. Ghalie(7)	114,792	*
Neile A. Grayson(8)	80,834	*
E. Rolland Dickson(9)	60,000	*
Carl S. Goldfischer(10)	185,000	*
Alan A. Steigrod(11)	57,000	*
Anna Lewak Wight(12)	123,751	*
All executive officers and Directors as a group (11 persons)(13)	4,242,400	15.08

*
Less than 1%

(1)
Represents 285,000 shares subject to options exercisable within 60 days, and 2,365,200 shares held by The Bay City Capital Fund I, LP, ("BCCF"), 750 Battery St., Suite 600, San Francisco, CA 94111, an affiliate of Bay City Capital BD LLC and Bay City Capital LLC. Mr. Craves is a founder of BCCF and disclaims beneficial ownership of these shares held by BCCF.

(2)
Includes 250,000 shares subject to options exercisable within 60 days

(3)
Includes 388,158 shares subject to options exercisable within 60 days; Mr. Anderson shares voting power with his spouse. See "Certain Relationships and Related Transactions with Management".

(4)
Includes 167,610 shares subject to options exercisable within 60 days

(5)
Includes 189,189 shares subject to options exercisable within 60 days; See "Certain Relationships and Related Transactions with Management".

(6)
Includes 108,000 shares subject to options exercisable within 60 days

(7)
Includes 104,792 shares subject to options exercisable within 60 days

(8)
Includes 70,834 shares subject to options exercisable within 60 days

(9)
Includes 55,000 shares subject to options exercisable within 60 days

(10)
Includes 185,000 shares subject to options exercisable within 60 days

(11)
Includes 55,000 shares subject to options exercisable within 60 days

(12)
Includes 103,229 shares subject to options exercisable within 60 days

(13)
Includes 1,443,178 shares subject to options exercisable within 60 days, excluding shares of common stock and options beneficially owned by Mr. Anderson, Dr. Ghalie and Ms. Bottino.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth all compensation for services rendered in each of the last three years to the Company's Chief Executive Officer, the four most highly compensated officers other than the Chief Executive Officer that were serving as executive officers at the end of 2002, and Richard L. Anderson and Becky J. Bottino, each of whom resigned as Senior Vice President on October 7, 2002 and September 2, 2002, respectively (the "Named Executive Officers").

		Annual Compensation		Long-term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Awards ($)(8)	Securities Underlying Options (#)	All Other Compensation ($)(2)
Douglass B. Given(3) Chief Executive Officer and President	2002 2001 2000	$350,552 148,886 0	$60,000 0 0	$67,500 148,000 0	150,000 150,000 0	$1077 360 0
Richard L. Anderson(4) Senior Vice President, Chief Financial Officer and Secretary	2002 2001 2000	210,190 234,202 302,203	0 17,500 37,371	0 0 0	90,000 0 94,250	56,512 2,109 2,876
Karen Auditore-Hargreaves Senior Vice President, Research & Development	2002 2001 2000	196,637 192,385 185,166	17,500 12,500 30,661	4,700 0 0	90,000 35,000 30,000	1,102 885 1,040
Becky J. Bottino(5) Senior Vice President, Technical Operations	2002 2001 2000	139,910 164,764 161,255	0 12,500 26,241	0 0 0	90,000 30,000 30,000	53,557 1,083 1,248
Richard G. Ghalie(6) Vice President, Medical and Regulatory Affairs	2002 2001 2000	250,360 110,774 0	12,500 0 0	4,700 0 0	40,000 150,000 0	740 240 0
Neile A. Grayson(7) Development	2002 2001 2000	170,210 32,037 0	15,000 0 0	4,700 0 0	40,000 65,000 0	210 210 0
Anna Lewak Wight Vice President, Legal	2002 2001 2000	191,309 166,208 164,223	40,000 20,000 0	4,700 0 0	60,000 15,000 15,000	860 885 1063

(1)
Includes accrued bonus, annual achievement award and discretionary bonus award.

(2)
Consists of 5% matching of contributions paid to NeoRx Corporation's Employee Savings Plan and Trust, the Company's 401(k) plan, premiums paid under group term life insurance policies and severance paid to Richard L. Anderson and Becky J. Bottino.

(3)
Dr. Given joined NeoRx as Chief Executive Officer on July 30, 2001.

(4)
Mr. Anderson resigned as Senior Vice President, Chief Financial Officer and Secretary effective October 7, 2002.

(5)
Ms. Bottino resigned as Senior Vice President, Technical Operations effective September 15, 2002.

(6)
Dr. Ghalie joined the Company in July 2001. He resigned as Vice President, Medical and Regulatory Affairs effective February 28, 2003.

(7)
Ms. Grayson joined the Company in October 2001 as Vice President, Corporate Development.

(8)
Restricted stock awards are valued in the table above at their fair market value based on the per share closing price of the Company's common shares on the NASDAQ on the date of grant. The restricted stock awards were granted as part of the Company's incentive bonus plan for 2002. The shares of restricted stock were fully vested as of the date of grant. Restricted stock holdings as of December 31, 2002, and their fair market value based on the per share closing price of $0.43 on December 31, 2002 were as follows:

Name	# of Restricted Shares	Value on 12/31/02
Douglass B. Given	150,000	$64,500
Karen Auditore-Hargreaves	10,000	$4,300
Richard G. Ghalie	10,000	$4,300
Neile A. Grayson	10,000	$4,300

Stock Option Awards in 2002

        The following table provides details regarding stock options granted to the Named Executive Officers in 2002. In addition, in accordance with Securities and Exchange Commission (the "SEC") rules, the hypothetical gains or "option spreads" that would exist for the respective options are shown. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over their 10-year term.

Options Granted in 2002

					Potential Realizable Value At Assumed Rates of Stock Prices Appreciation for Option Term
	Number of Securities Underlying Options Granted (1) (#)	Percent of All Options Granted to Employees in 2002
Name			Exercise Price Per Share ($)	Expiration Date
					5%(2) ($)	10%(2) ($)
Douglass B. Given	0	0.0000%	—	—	—	—
Richard L. Anderson(3)	90,000	9.8606%	2.80000	5/1/12	158,481	401,623
Karen Auditore-Hargreaves	90,000	9.8606%	2.80000	5/1/12	158,481	401,623
Becky J. Bottino(4)	90,000	9.8606%	2.80000	5/1/12	158,481	401,623
Richard G. Ghalie(5)	40,000	4.3825%	2.80000	5/1/12	70,436	178,499
Neile A. Grayson	40,000	4.3825%	2.80000	5/1/12	70,436	178,499
Anna Lewak Wight	60,000	6.5738%	2.80000	5/1/12	105,654	267,748

(1)
All options were granted on May 1, 2002, pursuant to the Company's Restated 1994 Stock Option Plan and such options become exercisable in monthly increments over a four-year period from the grant date and expire ten years from the grant date. All options were granted with an exercise price equal to the fair market value of the common stock on the date of the grant based on the closing price of the common stock as quoted on the NASDAQ National Market. Under certain circumstances, defined as "change in control" in the Company's Restated 1994 Stock Option Plan, vesting of options will be accelerated and optionees will have the right to exercise all or a part of such options immediately prior to any such transaction.

(2)
The amounts result from the assumed rates of stock price appreciation required by the SEC and are not intended to forecast actual stock price appreciation.

(3)
Mr. Anderson resigned effective October 7, 2002. See "Certain Relationships and Related Transactions with Management".

(4)
Ms. Bottino resigned effective September 15, 2002. See "Certain Relationships and Related Transactions with Management".

(5)
Dr. Ghalie resigned effective February 28, 2003.

Stock Option Exercises in 2002

        The following table sets forth information on option exercises in the year ended December 31, 2002 by the Named Executive Officers and the value of such officers' unexercised options at the end of 2002.

Aggregated Option Exercises during 2002 and Year-End Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2002 (#)		Value Of Unexercised In-The-Money Options at December 31, 2002(1) ($)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Douglass B. Given	0	0	250,000	0	0	0
Richard L. Anderson(2)	0	0	355,906	80,625	0	0
Karen Auditore-Hargreaves	0	0	111,354	133,646	0	0
Becky Bottino(3)	5,000	$13,350	189,189	0	0	0
Richard Ghalie(4)	0	0	58,958	131,042	0	0
Neile Grayson	0	0	23,437	81,563	0	0
Anna Lewak Wight	0	0	35,729	65,624	0	0

(1)
The value of unexercised in-the-money options is calculated based on the market price per share on December 31, 2002, of $0.43 as reported by the NASDAQ National Market, less the exercise price.

(2)
Mr. Anderson resigned effective October 7, 2002.

(3)
Ms. Bottino resigned effective September 15, 2002.

(4)
Dr. Ghalie resigned effective February 28, 2003.

Report of the Compensation Committee on Executive Compensation

Statement of Compensation Philosophy

        The Compensation Committee of the Board of Directors is responsible for establishing compensation levels for the Company's executive officers, establishing and administering performance-based compensation plans, evaluating the performance of the Company's executive officers, and considering management succession and related matters.

        The Company's executive compensation program primarily consists of three parts: base salary, annual bonus, and stock options. The Company's philosophy is to hire individuals who possess the requisite professional managerial skills, with demonstrated success in positions of comparable scope and responsibility in healthcare, biotechnology and other research and industrial settings, and who will help the Company achieve its mission of developing innovative targeted therapeutics for cancer and other diseases. The Company is committed to recruiting, motivating and retaining senior executives with demonstrated talent and managerial leadership skills.

        The Company's goal for total compensation is to be competitive with other biotechnology enterprises. The program places significant emphasis on equity participation by granting stock options to align the interests of senior management with those of the Company's shareholders. The Company's cash compensation is designed to be competitive while also recognizing the need to conserve cash for product development.

        Compensation payments in excess of $1 million to each of the Named Executive Officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. Cash compensation to the Chief Executive Officer or any other executive officer has never exceeded $1 million and the Compensation Committee does not expect cash compensation in 2003 to the Chief Executive Officer or any other executive officer to exceed $1 million. The Board of Directors intends to qualify option awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

Base Salary

        The Company's philosophy is to maintain executive cash compensation at a competitive level sufficient to recruit and retain individuals possessing the above-mentioned skills. Determinations of appropriate cash compensation levels are generally made through regular participation in industry and industry-related surveys, as well as by monitoring developments in key industries such as biotechnology and pharmaceuticals. The Company's cash compensation levels are designed to be approximately equal to cash compensation paid by other biotechnology enterprises. For the last several years, executive officer base salaries have only been adjusted to be consistent with the Company's overall compensation targets based on survey data.

        The survey data considered by the Compensation Committee in determining 2002 executive compensation include salary information provided by 153 biotechnology enterprises having between 50 and 149 employees (the "Comparison Group").

Annual Bonus

        An annual bonus plan has been established to reward participants for their contributions to the achievement of Company-wide performance goals. All executive officers of the Company participate in the program, and the Compensation Committee may elect to expand it to cover other employees. This incentive plan is designed to ensure that when such payments are added to a participant's base salary, the resultant compensation for above-average performance will approximate the average total cash compensation level of comparable companies.

        In 2002, executive officers were eligible to earn a bonus as percentage of salary, upon attainment of specific Company performance goals set by the Board of Directors. These goals included: achieving project milestones and increasing cash reserves. The Compensation Committee assigns relative weights to these goals in formulating the amount of the awards. On January 31, 2003, the Compensation Committee determined what portions of the 2002 goals were met. Based on the overall performance of the Company, bonuses were paid in cash and in fully vested stock from the Company's 1991 Restricted Stock Plan to the following executive officers as a percent of their 2002 salary, Dr. Given—17.1%, Dr. Ghalie—6.9%, Dr. Auditore-Hargreaves—11.3%, Ms. Wight—12.9% and Ms. Grayson—11.6%.

        In addition to the bonus plan, the Compensation Committee has the discretion to grant achievement awards of cash and/or stock options to individual executive officers. These achievement awards are intended to recognize an individual for outstanding contributions to the Company. Ms. Lewak-Wight was granted a discretionary achievement award in 2002.

Stock Options

        Stock options are viewed as a basic element of the total compensation program and emphasize long-term Company performance, measured by the creation of shareholder value. Options under the Company's existing stock option plans are granted to all employees. In determining the size of the grants, the Compensation Committee considers the amount and value of options currently held, but focuses primarily on the executive's past and likely continued contribution to the Company, as well as the executive's relative position within the Company. Although the Compensation Committee does not have a target ownership level for common stock holdings by executives and key employees, the Compensation Committee's objectives are to enable such persons to develop and maintain a significant long-term ownership position in the common stock of the Company.

        Stock options to executive officers are granted with exercise prices at least equal to the fair market value on the date of grant. The Company has generally awarded options to executives at the time of employment and promotion and at discretionary intervals thereafter. The Compensation Committee seeks to keep its executive stock option compensation competitive with other biotechnology companies. The Compensation Committee determines stock option exercisability. Options become exercisable in periods generally ranging from one to nine years after date of grant. In certain cases, exercisability may be accelerated based on achievement of corporate and individual objectives.

        In addition to granting stock options to the Company's current executive officers under the programs described above, the Company also granted 422,720 stock options to approximately 120 other employees under the Company's 1994 Plan. This broad-based program is designed to create an entrepreneurial spirit in the Company and to provide broad incentives for the day-to-day achievements of these employees, which, in turn, is expected to improve the Company's long-term performance.

Compensation of the Chief Executive Officer

        Douglass B. Given, MD, PhD was appointed Chief Executive Officer on July 30, 2001. Dr. Given's base compensation received in 2002 was $350,552, which placed him at approximately the 75th quartile of the average of chief executive officers in the 2002 Radford Associates Biotechnology Survey of companies having between 50 and 149 employees. Dr. Given was granted 150,000 shares of fully vested restricted stock on September 18, 2002. Dr. Given also received a cash bonus of $60,000.

Submitted by the Compensation Committee of the Board of Directors.

COMPENSATION COMMITTEE

Mr. Jack L. Bowman, Committee Chair
Mr. Alan Steigrod

Compensation Committee Interlocks and Insider Participation

        During 2002, Mr. Bowman and Mr. Steigrod served as members of the Compensation Committee. No director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer that is also a director or board committee member of the Company.

Stock Price Performance Graph

        The graph below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return of the NASDAQ Stock Market Index (US) and the NASDAQ Pharmaceutical Stocks Index.

        Note: Stock price performance shown below for the Company is historical, and not necessarily indicative of future price performance.

Comparison of Five-Year Cumulative Total Return Among NeoRx Corporation,
NASDAQ Stock Market Index (US) and
NASDAQ Pharmaceutical Stocks Index(1)

	1997	1998	1999	2000	2001	2002
NeoRx Corporation	$100	$24	$72	$93	$103	$8
NASDAQ Stock Market Index (US)	$100	$141	$255	$158	$125	$86
NASDAQ Pharmaceutical Index	$100	$127	$238	$298	$254	$164

(1)
Assumes $100 invested on December 31, 1997, in the Company's common stock, the NASDAQ Stock Market Index and the NASDAQ Pharmaceutical Stocks Index, an index of approximately 217 companies, whose common stock is quoted on the NASDAQ National Market. The Primary Standard Industrial Classification Code Number (SIC) of these companies is #2835—Pharmaceutical Companies. Total return performance for the NASDAQ Stock Market Index and the NASDAQ Pharmaceutical Stocks Index is weighted based on the market capitalization of the firms included in each index and assumes that dividends are reinvested. The NASDAQ Stock Market Index and the NASDAQ Pharmaceutical Stocks Index are produced and published by the Center for Research in Securities Pricing at the University of Chicago.

Employment and Change of Control Agreements and Severance Agreements

        Each of the Named Executive Officers of the Company has or, to the extent that such officers are no longer employed with the Company, had an agreement that defines their terms of employment and change of control of the Company (as defined in the agreement). A change of control occurs through certain mergers, consolidations, certain purchases of a significant minority interest in the Company's common stock, liquidations, reorganizations, and sales of substantially all the assets of the Company. Upon a change of control of the Company, the executive officers may receive the equivalent of six months' salary and a proportional bonus, if earned. Also, the vesting of all options outstanding under the Company's employee stock option plans will be accelerated and optionees will have the right to exercise all or a part of such options immediately prior to any such transaction. Any unexercised options will terminate, except that, in the event of a merger in which the shareholders of the Company receive capital stock of another corporation, such unexercised options must be assumed or an equivalent option is substituted by the successor corporation. A qualifying termination under this agreement also is considered to occur when the executive officers' responsibilities or authority are materially reduced on more than a short-term basis. These agreements automatically renew every year absent a notice of nonrenewal by either party, and are subject to review in 2004. Ms. Auditore-Hargreaves received notice of nonrenewal of her change of control agreement with the Company dated May 13, 1999, which agreement will terminate on May 13, 2003.

        The Company also has severance agreements with each of the Named Executive Officers that continue to be employed by the Company, other than Dr. Given, that provide that the executive officer would receive the equivalent of nine months' salary subject to certain offsets against earnings if such executive officer were terminated "without cause" (as defined in each agreement) or "retired" in certain agreements. The agreements define severance without cause to include a material reduction in the executive officer's responsibility or authority. These agreements automatically renew every year absent a notice of nonrenewal by either party, and are subject to review in 2004. Ms. Auditore-Hargreaves received notice of nonrenewal of her severance agreement with the Company dated May 13, 1999, which agreement will terminate on May 13, 2003.

        Dr. Given and the Company entered into an agreement on February 12, 2003, that defines the terms of his employment and the effect of a change of control of the Company (as defined in the agreement). A change of control occurs through certain mergers, consolidations, certain purchases of a significant minority interest in the Company's common stock, liquidations, reorganizations, and sales of substantially all the assets of the Company. Upon a change of control of the Company, Dr. Given may receive the equivalent of twelve months' salary. In addition, the vesting of all options outstanding under the Company's employee stock option plans will be accelerated and Dr. Given will have the right to exercise all or a part of such options immediately prior to any such transaction. Any unexercised options will terminate, except that, in the event of a merger in which the shareholders of the Company receive capital stock of another corporation, such unexercised options must be assumed or an equivalent option is substituted by the successor corporation. A qualifying termination under this agreement also is considered to occur if Dr. Given's responsibilities or authority is materially reduced on more than a short-term basis. This agreement automatically renews every year absent a notice of nonrenewal by either party.

Certain Relationships and Related Transactions with Management

        Dr. Craves is a founder of Bay City Capital BD LLC, also known as BCC, a merchant bank focused on the life sciences industry. As of March 4, 2003, BCCF, an affiliate of BCC, owned 8.81% of the Company's common stock. Mr. Bowman is on the business advisory board of BCC, Dr. Given is an Executive-in-Residence at BCC, and Dr. Goldfischer is a managing director of BCC.

        The Company and BCC entered into an agreement whereby BCC will act as the Company's advisor for the purpose of identifying opportunities to enter into strategic alliances. The Company paid a retainer fee of $80,000 in cash for each calendar quarter through the end of 2002. The Company renewed the agreement for one additional year from January 1, 2003 and effective April 1, 2003 will pay a retainer fee of $25,000 per quarter. The agreement also provides for the payment of a percentage of consideration raised, ranging from one to five percent, depending on the ultimate amount of consideration raised. Retainer fee payments under this agreement totaled $320,000 for 2002. The Board of Directors, other than Drs. Craves and Goldfischer both of who abstained, voted to approve the extension of the agreement with BCC in November of 2002.

        The Company had a demand note receivable from Neile Grayson, Vice President of Corporate Development with a balance of approximately $115,000 as of December 31, 2001. This note was paid in full on May 24, 2002.

        The Company and Becky J. Bottino entered into a Separation/Consulting Agreement and General Release pursuant to which Ms. Bottino's employment as Senior Vice President, Technical Operations ceased as of September 15, 2002. Pursuant to the terms of the agreement, for the period September 15, 2002 through September 15, 2003, Ms. Bottino is entitled to severance payments at regular payroll intervals equal to her base salary as of the date of termination of her employment, subject to certain offsets against earnings. The severance payments are also subject to general tax and other withholdings and deductions applicable to wages. Ms. Bottino's incentive stock options ceased to qualify as incentive stock options and are to be treated as nonqualified options. The options are exercisable until September 15, 2003. Ms. Bottino agreed to provide consulting services to the Company for the period commencing September 15, 2002 through September 15, 2003 as required by the Company and subject to the terms of the consulting arrangement.

        The Company and Richard L. Anderson entered into a Separation/Consulting Agreement and General Release pursuant to which Mr. Anderson's employment as Senior Vice President, Chief Financial Officer and Secretary ceased as of October 7, 2002. Pursuant to the terms of the agreement, for the period October 7, 2002 through October 7, 2003, Mr. Anderson is entitled to severance payments at regular payroll intervals equal to his base salary as of the date of his termination of employment. The severance payments are subject to general tax and other withholdings and deductions applicable to wages. The vesting of Mr. Anderson's options was accelerated and all of his options became fully vested and exercisable as of October 7, 2002, except for an option for 80,625 shares. Mr. Anderson's incentive stock options ceased to qualify as incentive stock options and are to be treated as nonqualified options. The options are exercisable until October 7, 2004. The option for 80,625 shares of the Company's common stock vests in ten substantially equal monthly installments commencing January 7, 2003 and will be fully vested on October 7, 2003, provided neither the Company or Mr. Anderson terminates the consulting arrangement before October 7, 2003. Mr. Anderson agreed to provide consulting services to the Company for the period commencing October 7, 2002 through October 7, 2003, subject to the terms of the consulting arrangement.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the SEC the initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such forms it received, or written representations from certain reporting persons that no such forms were required for those persons, the Company believes that during 2002, all filing requirements required by Section 16(a) applicable to Directors, executive officers and greater-than-10% shareholders were complied with by such persons, other than one late Form 4 filed by Fred B. Craves regarding nine transactions and one late Form 4 filed by Melinda G. Kile regarding one transaction.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors has selected KPMG LLP to serve as independent public accountants. Representatives from KPMG LLP are expected to be present at the annual meeting to make a statement if they so desire and to respond to appropriate questions from shareholders.

        The aggregate fees billed for professional services rendered by KPMG LLP for fiscal year 2002 are as follows:

(1)	Audit Fees (for audit of our annual financial statements for fiscal year 2002 and reviews of our quarterly financial statements)	$72,983
(2)	Financial Information Systems Design and Implementation Fees (for designing or implementing a hardware or software system that aggregates source data underlying the Company's financial statements or generates information that is significant to the financial statements taken as a whole)	$0
(3)	All Other Fees:
	Audit related fees *	$19,000
	Other non-audit services **	$23,170

	Total of all other fees	$42,170

*
Audit related fees consisted principally of fees for a government grant audit and SEC filings.

**
Other non-audit services consist of tax compliance services.

        The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP. 100% of the hours expended on KPMG LLP's engagement to audit the Company's financial statements for fiscal year 2002 were attributed to work performed by persons who are full-time, permanent employees of KPMG LLP.

PROPOSALS OF SHAREHOLDERS

        Under the Company's Restated Bylaws, shareholders seeking to propose business to be conducted at an annual meeting of shareholders must give written notice to the Company no later than the date that shareholder nominations for Directors must be received. The notice must contain certain information as to the proposal and the shareholder, including the shareholder's share ownership and any financial interest of the shareholder in the proposal. The Board of Directors may reject any proposal not made in compliance with the Restated Bylaws. The Company as of the date of this proxy statement has received no shareholder proposals for the annual meeting.

        A shareholder who intends to present a proposal at our 2004 annual meeting must give notice of the proposal to the Company no later than December 6, 2003, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

        Pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, the Company intends to retain discretionary authority to vote proxies with respect to shareholder proposals for which the proponent does not seek inclusion of the proposed matter in NeoRx's proxy statement for our 2003 annual meeting, except in circumstances where (i) NeoRx receives notice of the proposed matter no later than February 12, 2003, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

  OTHER BUSINESS

        The Company knows of no other business to be presented at the annual meeting. If any other business properly comes before the annual meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

        Upon written request from any person solicited herein addressed to the Company's Corporate Secretary at the Company's principal offices, the Company will provide, at no cost, a copy of the Company's Form 10-K annual report as filed with the SEC for the year ended December 31, 2002. Written requests should be mailed to the Corporate Secretary, NeoRx Corporation, 300 Elliott Avenue West, Suite 500, Seattle, Washington, 98119.

By Order of the Board of Directors,

Douglass B. Given Chief Executive Officer and President

April 4, 2003
Seattle, Washington

PROXY

NEORX CORPORATION
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 9, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Douglass B. Given and Melinda G. Kile, and each of them, as Proxy, with full power of substitution to represent and to vote, as designated below, all the shares of Common Stock of NeoRx Corporation held of record by the undersigned on March 14, 2003, at the Annual Meeting of Shareholders to be held on May 9, 2003, or any adjournment or postponement thereof.

(Continued, and to be marked, dated and signed, on the other side)

/*\ Detach here from proxy voting card. /*\

You can now access your NeoRx Corporation account online.

Access your NeoRx Corporation shareholder/stockholder account online via Investor ServiceDirectSM (ISD).

Mellon Investor Services LLC agent for NeoRx Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS - Establish a PIN
You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

 Investor ServiceDirectSM is currently only available for domestic individual and joint acounts.

• SSN
• PIN
• Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.	Step 2: Log in for Account Access
You are now ready to log in. To access your account please enter your:

• SSN
• PIN
• Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.	Step 3: Account Status Screen
You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History
• Book-Entry Information
• Issue Certificate
• Payment History
• Address Change
• Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Please mark your votes as indicated in this example	☒
The Board of Directors recommends a vote FOR items 1, 2 and 3.
1.	Election of the following six nominees to serve as Directors for the ensuing year or until their successors are elected and qualified:	FOR all nominees listed below (except as marked to the contrary) ☐	WITHHELD AUTHORITY to vote for all nominees listed below. ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through or otherwise strike out his name. You are allowed to cumulate voting for the nominees. You are entitled to cast six votes for each share of common stock held by you. You may cast your votes evenly for all nominees or may cumulate such votes and cast all for one nominee or distribute among the six nominees. To cumulate votes for any nominee, write the votes cast in favor of each nominee in the space provided to the right of each nominee's name. Unless otherwise directed, all votes will be apportioned equally among those persons for whom authority is given to vote.
01 Douglass B. Given 02 Jack L. Bowman 03 Frederick B. Craves 04 Edgar Rolland Dickson 05 Carl S. Goldfischer 06 Alan S. Steigrod				Your vote is important. Prompt return of this proxy card will help save the expense of additional solicitation efforts.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). Proxy cards properly executed and returned without direction will be voted for the proposals. In their discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.
Signature	Signature	Date

Please sign above exactly as your name appears on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

/*\ Detach here from proxy voting card. /*\

QuickLinks

NEORX CORPORATION PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Options Granted in 2002
Aggregated Option Exercises during 2002 and Year-End Option Values
Comparison of Five-Year Cumulative Total Return Among NeoRx Corporation, NASDAQ Stock Market Index (US) and NASDAQ Pharmaceutical Stocks Index(1)
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS